EXHIBIT 21.1

Subsidiaries of Viasystems Group, Inc.

NAME OF ENTITY	JURISDICTION OF ORGANIZATION
Coretec Building Inc.	Colorado
Coretec Holdings Inc.	Delaware
DDi Capital Corp.	California
DDi Cleveland Corp.	Ohio
DDi Cleveland Holdings Corp.	Delaware
DDi Denver Corp.	Colorado
DDi Electronics Services (Shenzhen) Co. Ltd.	China
DDi Global Corp.	California
DDi Intermediate Holdings Corp.	California
DDi Milpitas Corp.	Delaware
DDi North Jackson Corp.	Ohio
DDi Sales Corp.	Delaware
DDi Toronto Corp.	Ontario
Guangzhou Kalex Laminate Company Limited	China
Guangzhou Termbray Circuit Board Company Limited	China
Guangzhou Termbray Electronics Technologies Company Limited	China
Guangzhou Viasystems Commercial Technology Co. Limited	China
Kalex Circuit Board (China) Limited	Hong Kong
Kalex Circuit Board (Guangzhou) Limited	Hong Kong
Kalex Multi-Layer Circuit Board (Zhongshan) Limited	China
Merix Asia Limited	Hong Kong
Merix Asia, Inc.	Oregon
Merix Caymans Holding Company Limited	Cayman Islands
Merix Caymans Trading Company Limited	Cayman Islands
Viasystems Services (Singapore) PTE Ltd.	Singapore
Merix Printed Circuits (Huizhou) Limited	China
Merix Printed Circuits Technology Limited	China
Merix Singapore Sales PTE Limited	Singapore
Print Service Holding NV	Netherlands
Qingdao Viasystems Telecommunications Technologies Company Limited	China
Shanghai Viasystems EMS Company Limited	China
Termbray Circuit Board Company Limited	Hong Kong
Termbray Laminate Company Limited	Hong Kong
Trumauga Properties, Ltd.	Ohio
Viasystems (BVI) Limited	British Virgin Islands
Viasystems (South China) Company Limited	Hong Kong
Viasystems Asia Pacific Company Limited	Hong Kong
Viasystems Asia Pacific Property B.V.I. Limited	British Virgin Islands
Viasystems BV	Netherlands
Viasystems Canada Holdings, Inc.	Quebec